Exhibit 99

THE MIDLAND COMPANY

7000 MIDLAND BOULEVARD

AMELIA, OHIO 45102-2607

(513) 943-7100

MAILING ADDRESS

P.O. BOX 1256

CINCINNATI, OHIO 45201

For Immediate Release	April 27, 2006

Contact:	John I. Von Lehman
Executive Vice President and CFO
(513) 943-7100

The Midland Company Extends Stock Repurchase Program

•     Board of Directors adds 500,000 shares to authorized limit

•     Declares regular quarterly dividend

Cincinnati, Ohio, April 27, 2006 –The Midland Company (Nasdaq:MLAN), a highly focused provider of specialty insurance products and services, today announced that its Board of Directors has extended its existing stock repurchase program until July 2008. The Board also provided authorization for an additional 500,000 shares of outstanding common stock to be repurchased under the program. The Company had approximately 600,000 shares of availability under the previously authorized repurchase program, which was set to end in July 2006. The new authorization increases the total amount of shares available for repurchase to approximately 1.1 million.

Under the stock repurchase program, management is permitted the discretion to purchase shares, from time to time and in accordance with applicable laws, rules and regulations, at prices that are deemed reasonable in light of circumstances at the time of purchase. No shares have been repurchased by the Company since 2003.

Regular Quarterly Dividend Declared

The Company also announced that the Board of Directors has declared a regular quarterly dividend of 6.125 cents per share, maintaining the annual dividend at 24.5 cents per share. The quarterly dividend is payable July 6, 2006 to shareholders of record on June 22, 2006. The Midland Company presently has 19,042,000 shares outstanding.

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

###